UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  September 28, 2009

LINCOLNWAY ENERGY, LLC
(Exact name of registrant as specified in its charter)

Iowa	000-51764	20-1118105
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification No.)

59511 W. Lincoln Highway, Nevada, Iowa	50201
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code: (515) 232-1010

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

Lincolnway Energy, LLC entered into an Ethanol Marketing Agreement with Green Plains Trade Group LLC on September 28, 2009.  The Ethanol Marketing Agreement is dated as of September 25, 2009.  Under the Ethanol Marketing Agreement, Green Plains Trade Group LLC has the exclusive right to market all of the ethanol which is produced by Lincolnway Energy.  Green Plains Trade Group LLC is required to submit purchase orders to Lincolnway Energy on such a periodic basis as is necessary to permit Lincolnway Energy to operate at and maintain the ethanol production schedules which Lincolnway Energy must submit to Green Plains Trade Group LLC.  Green Plains Trade Group LLC must also use commercially reasonable and diligent efforts to obtain the best price for all of Lincolnway Energy's ethanol and commercially reasonable efforts to market all of Lincolnway Energy's ethanol.  Lincolnway Energy may reject any purchase order submitted by Green Plains Trade Group LLC, in Lincolnway Energy's sole discretion.  The purchase price payable to Lincolnway Energy will be Green Plains Trade Group LLC's contract selling price for the ethanol in question, less various costs and a fee  to Green Plains Trade Group LLC, but the Ethanol Marketing Agreement includes a minimum purchase price.  The Ethanol Marketing Agreement may be terminated during its term for breach, for certain specified actions or types of misconduct, and for the bankruptcy or insolvency of a party.

Item1.02	TERMINATION OF A MATERIAL DEFINITIVE AGREEMENT.

Lincolnway Energy, LLC and RPMG, Inc. are parties to an Ethanol Fuel Marketing Agreement dated as of April 28, 2005, pursuant to which, in general, RPMG, Inc. has the right to market all of the ethanol produced by Lincolnway Energy.  The Ethanol Fuel Marketing Agreement was terminated effective as of October 1, 2009 by mutual agreement of Lincolnway Energy and RPMG, Inc.  Lincolnway Energy and RPMG, Inc. may, however, complete any outstanding purchase orders under the Ethanol Fuel Marketing Agreement following the termination of the Ethanol Fuel Marketing Agreement, and Lincolnway Energy's Ethanol Marketing Agreement with Green Plains Trade Group LLC recognizes that fact and permits the completion of outstanding purchase orders under the RPMG, Inc. Ethanol Fuel Marketing Agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LINCOLNWAY ENERGY, LLC

Date: October 1, 2009	By:	/s/ Richard Brehm
Richard Brehm, President and Chief Executive Officer